Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar Chairman and CEO White Electronic Designs Corporation 602-437-1520 hamid@wedc.com	Lytham Partners, LLC Retail: Joe Dorame Institutional/Analyst: Joe Diaz diaz@lythampartners.com Media: Kristen Klein 602-889-9700
WHITE ELECTRONIC DESIGNS CORPORATION
ANNOUNCES THIRD STOCK REPURCHASE PROGRAM
Phoenix, Arizona, April 8, 2008 — White Electronic Designs Corporation (Nasdaq: WEDC) announced today that it entered into a new Rule 10b5-1 Plan on April 7, 2008 pursuant to which up to 10% of its outstanding common stock may be repurchased. Repurchases will not be made until a 30 day waiting period has passed and the duration of the repurchase program is twenty-four months. The purchases will be funded from available working capital. This is the Company’s third such repurchase program. Since the Company’s first program began in June 2006, it has repurchased approximately 10% of its outstanding stock. As of April 7, 2008, White Electronic Designs Corporation had 22,446,959 shares of common stock outstanding.
Cautionary Statement
This press release contains forward-looking statements about White Electronic Designs Corporation’s common stock repurchase program, including the maximum amounts that may be purchased under the program. The statements are based on management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict, including, but not limited to, changes in the market price of the company’s common stock and changes in the Company’s financial results, financial condition and cash requirements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. White Electronic Designs Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
About White Electronic Designs Corporation
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. The Company’s Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. The Company also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. The Company’s Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. The Company is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.whiteedc.com.